Exhibit 10.1

Restructuring and Support Agreement

KAGY Holding Company, Inc.

AGY Holding Corp.

2556 Wagener Road

Aiken, South Carolina 29801

May 15, 2013

Ladies and Gentlemen:

We refer to those certain 11% Senior Second Lien Notes due 2014 of AGY Holding Corp. (“AGY”) due 2014 (the “Existing Notes”) and the indenture (the “Existing Notes Indenture”) governing the Existing Notes, dated as of October 25, 2006, by and among AGY, the guarantors named therein and U.S. Bank National Association, as trustee (the “US Bank” or the “Trustee”). In connection with a proposed restructuring, AGY will enter into a private exchange transaction with certain holders of its Existing Notes in which such holders, including the undersigned Committed Holders (as defined below), will exchange outstanding Existing Notes for (A) shares of convertible participating preferred stock (the “Preferred Stock”) of KAGY Holding Company, Inc., the parent company of AGY (“KAGY”; KAGY and AGY, each a “Company,” and together, the “Companies”) (convertible, immediately after the closing of the Exchange Transaction (as defined below), into 51% of then-outstanding KAGY Common Stock (as defined below) (calculated on an as converted and a fully-diluted basis after giving effect to the issuance of the Preferred Stock in the Exchange Transaction and subject to adjustment as contemplated in the next succeeding paragraph upon consummation of the Exchange Offer (as defined below)), having an aggregate initial issuance price (the “Issuance Price”) equal to (1) 50% of the principal amount of the Existing Notes so exchanged, plus (2) 50% of the accrued and unpaid interest on the Existing Notes so exchanged, (B) new 11% Senior Second Lien Notes due 2016 (the “New Notes”) having substantially similar terms to the terms of the Existing Notes, except that the stated maturity of the New Notes shall be December 15, 2016, and the New Notes will be “144A-for-life,” in an aggregate principal amount equal to 50% of the aggregate principal amount of the Existing Notes so exchanged, and (C) cash (to be paid as accrued interest on the New Notes for the period from the last interest payment date on the Existing Notes through the date of the Closing (as defined below)) in an amount equal to 50% of the accrued and unpaid interest on the Existing Notes so exchanged (the “Exchange Transaction”), in each case, all in accordance with the Exchange Transaction Agreement (as defined below). AGY will also solicit consents from these holders of Existing Notes to certain proposed amendments to the Existing Notes Indenture, which include, among other things, the elimination of substantially all of the covenants, collateral and guarantee provisions and certain events of default currently applicable to the Existing Notes (the “Proposed Amendments”). No holder of Existing Notes shall be entitled to receive, directly or indirectly, any consideration as an inducement to provide a consent to the Proposed Amendments. From the date hereof until the earlier of the closing of the Restructuring Transactions (as defined below) and the termination of this Agreement in accordance with its terms, each of the Companies and the Committed Holders agrees to use commercially reasonable efforts to consummate the Restructuring Transactions. From the date hereof until the earlier of the closing of the

Restructuring Transactions and the termination of this Agreement in accordance with its terms, each of the Committed Holders and the Kohlberg Stockholders (as defined below) agrees to reasonably cooperate to consummate the Restructuring Transactions (or to extent not a party to the applicable Restructuring Transaction, to reasonably cooperate in connection with the Companies’ consummation of the Restructuring Transaction).

Promptly following the closing of the Exchange Transaction, KAGY shall cause AGY to, and AGY shall, commence (on the same economic terms described in clauses (A), (B) and (C) of the preceding paragraph (other than with respect to any default interest payable in respect of the Existing Notes), and subject to appropriate adjustment, if applicable, to reflect any interest or other payments (other than default interest) made in respect of the Existing Notes following consummation of the Exchange Transaction) an exchange offer (the “Exchange Offer”) offering the remaining holders of the Existing Notes who are both “accredited investors” (as defined in Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or, in certain circumstances, an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act the opportunity to exchange their Existing Notes on such terms (as further discussed in the Summary of Terms attached hereto as Annex A). Immediately after the consummation of the Exchange Offer, the then-outstanding shares of Preferred Stock (including for the avoidance of doubt, any shares of Preferred Stock issued in the Exchange Offer) shall be convertible in the aggregate into 51% of KAGY’s then-outstanding common stock (calculated on an as converted and fully-diluted basis after giving effect to the issuance of the Preferred Stock in the Exchange Transaction and the Exchange Offer; it is acknowledged and agreed by the parties that the issuance of the Preferred Stock in the Exchange Offer is not intended to increase the percentage of the KAGY Common Stock into which the outstanding Preferred Stock, in the aggregate, is convertible, and accordingly, the terms of the Preferred Stock issued in the Exchange Transaction and the Exchange Offer shall provide for an automatic adjustment of the per share conversion price such that the then-outstanding shares of Preferred Stock, in the aggregate after giving effect to the issuance of Preferred Stock in the Exchange Transaction and the Exchange Offer, shall be convertible into 51% of the KAGY Common Stock (calculated on a fully-diluted basis).

In connection with the Exchange Transaction, subject to compliance with applicable law and agreement on mutually acceptable terms, one or more of (and/or funds and/or accounts managed by or affiliated with) (A) Tennenbaum Capital Partners, LLC, (B) Blackrock Kelso Capital Corporation, (C) Saybrook Corporate Opportunity Fund II, L.P., (D) Barclays Multi-Manager Fund PLC, (E) California Public Employees’ Retirement System, (F) ASTRO Trust Series-Nomura High Yield Bond Fund, (G) The GM Canada Domestic Trust, (H) High Yield Corporate Bond Open Mother Fund, (I) Industriens Pension Portfolio F.M.B.A., High Yield obligationer III, (J) L-3 Communications Corporation Master Trust, (K) Louisiana State Employees’ Retirement System, (L) Montgomery County Employees’ Retirement System, (M) Nomura Corporate Research and Asset Management Inc., (N) Nomura Multi Managers Fund II - US High Yield Bond, (O) Nomura Funds Ireland - US High Yield Bond Fund, (P) Nomura US Attractive Yield Corporate Bond Fund Mother Fund, (Q) Safety National Casualty Corporation, (R) Stichting Pensioenfonds Hoogovens and (S) The Regents of the University of California (the entities specified in clauses (A) through (S), together, the “Majority Bondholders”), intend to offer to purchase for cash (whether directly or through one or more of their affiliates) any shares of the

Preferred Stock that the holders of the Existing Notes are entitled to receive in the Exchange Transaction but do not wish to own, such purchase to be consummated, subject to compliance with applicable law, concurrently with the consummation of the Exchange Transaction.

The undersigned beneficial owner(s) of the Existing Notes identified on Schedule 1 hereto (each such beneficial owner a “Committed Holder,” or together, the “Committed Holders”) and the Companies hereby agree as follows (this Restructuring and Support Agreement together with all schedules and annexes hereto, as may be amended from time to time in accordance with this Restructuring and Support Agreement, being referred to hereinafter as this “Agreement”):

1. Exchange Transaction. Subject to the terms and conditions of this Agreement, and provided that the obligations of the Committed Holders under this Agreement have not been terminated in accordance with Paragraph 11, at the closing of the Exchange Transaction (the “Closing”), each Committed Holder hereby agrees to exchange (or cause to be exchanged) all Existing Notes then specified on Schedule 1 across from such Committed Holder’s name together with all Existing Notes hereafter acquired by such Committed Holder (the “Committed Notes”), pursuant to and in accordance with the terms of an Exchange Transaction agreement (the “Exchange Transaction Agreement”), which Exchange Transaction Agreement shall have terms to be mutually agreed among the Companies and the Controlling Bondholders and otherwise not inconsistent with the terms and conditions set forth in the Summary of Terms attached hereto as Annex A. Each Committed Holder will, in connection with the execution and delivery of the Exchange Transaction Agreement, execute a customary letter of transmittal and consent and provide customary instructions through the Depository Trust Company to give effect to the Exchange Transaction and provide the consent to the Proposed Amendments with respect to the Committed Notes, in each case, to be on the terms to be mutually agreed among the Companies and the Controlling Bondholders and otherwise not inconsistent with the Summary of Terms attached hereto as Annex A. If (i) the Company and the Controlling Bondholders determine not to pursue the Exchange Transaction and, instead, the Company commences the Exchange Offer, or (ii) the Company commences the Exchange Offer and has not consummated the Exchange Transaction prior to the expiration of the Exchange Offer, then, subject to the terms and conditions of this Agreement, and provided that the obligations of the Committed Holders under this Agreement have not been terminated in accordance with Paragraph 11, each Committed Holder hereby agrees to tender (or cause to be tendered) all Committed Notes pursuant to and in accordance with the Exchange Offer (promptly following the commencement of such Exchange Offer in the case of clause (i) above and prior to the expiration of the Exchange Offer in the case of clause (ii) above) and take such other reasonable and customary actions as may be necessary to effect the exchange of such Committed Notes in the Exchange Offer so long as not inconsistent with the terms of this Agreement. So long as this Agreement remains in effect, from the date hereof until the closing of the Restructuring Transactions, no Committed Holder shall (A) Transfer (as defined below) any of the Committed Notes owned by it as of the date hereof, in whole or in part, (B) grant any power-of-attorney or other voting agreement, authorization or consent in or with respect to any such Committed Notes to the extent such grant, voting agreement, authorization or consent would reasonably be expected to result in breach of this Agreement by such Committed Holder or would otherwise restrict, limit, interfere with or delay in any material respect the performance of such Committed Holder’s obligations hereunder or the consummation of the Exchange Transaction or any of the other Restructuring Transactions, (C) deposit such Committed Notes into a voting trust or enter into a voting agreement or arrangement with respect to such Committed Notes or (D) take any other action, directly or indirectly, with respect to such Committed Notes or otherwise that would restrict, limit, interfere with or delay in any material respect the performance of such Committed Holder’s obligations hereunder or the consummation of the Exchange Transaction or any of the other Restructuring Transactions; provided, however, that such Committed Holder shall have the right to Transfer Committed Notes to any other Committed Holder or any transferee that has entered into a joinder in the form attached hereto as Annex B with respect to all such transferred Committed Notes. For purposes of this Agreement, “Transfer” means, directly or indirectly, to (i) sell, pledge, encumber, grant an option with respect to, transfer or dispose of such Committed Notes or any interest in such Committed Notes to any person other than AGY; or (ii) enter into an agreement or legally binding commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Committed Notes or any interest therein to any person other than AGY.

2. Consent to Amendment of Existing Notes Indenture. Subject to the terms and conditions of this Agreement, and provided that the obligations of the Committed Holders under this Agreement have not been terminated in accordance with Paragraph 11, at the Closing, each Committed Holder shall consent to the Proposed Amendments for all Committed Notes as of the Closing, pursuant to and in accordance with the terms of the Exchange Transaction Agreement (or pursuant to the Exchange Offer, if the Committed Holders are required to tender the Committed Notes in the Exchange Offer in accordance with Paragraph 1 above).

3. Amended and Restated Stockholders Agreement. The Companies and the Committed Holders agree to enter into an Amended and Restated Stockholders Agreement at the Closing by and among the Companies, the Committed Holders, the investment funds managed by affiliates of Kohlberg Management V, LLC that are stockholders of KAGY (the “Kohlberg Stockholders”) and such other holders of KAGY Common Stock or Preferred Stock who enter into such agreement, on the terms consistent with the terms set forth in the Summary of Terms attached hereto as Annex A and otherwise as mutually agreed among the Companies, the Kohlberg Stockholders and the Committed Holders (the “Amended and Restated Stockholders Agreement”), which Amended and Restated Stockholders Agreement shall replace the existing Stockholders Agreement, dated as of April 7, 2006, by and among the Companies, the Kohlberg Stockholders and the other securityholders party thereto (the “Existing Stockholder Agreement”).

4. Forbearance. For so long as this Agreement remains in effect and, where applicable in accordance with the provisions of Paragraph 11, for an additional fourteen (14) days following termination of this Agreement, each Committed Holder shall, and shall direct the Existing Notes trustee to, forbear from exercising its rights under the indenture governing the Existing Notes with respect to any event of default arising out of or resulting from (1) failure to make any interest payment that may come due and (2) failure to pay any amount due under the Second Amended and Restated Loan and Security Agreement, dated as of June 15, 2012, as amended, among AGY, AGY Aiken LLC, AGY Huntingdon LLC, UBS AG, Stamford Branch, UBS Securities LLC and the lenders party thereto from time to time (as such agreement may be further amended from time to time, the “ABL Facility”) or the Amended and Restated Master Lease Agreement dated as of July 25, 2012, among AGY, AGY Aiken LLC, AGY Huntingdon LLC and DB Energy Trading LLC (as such agreement may be further amended from time to time, the “Metals Facility”).

5. Conditions to the Exchange Transaction. The Closing, and each of the party’s obligations in connection therewith, shall be conditioned upon the occurrence of each of the following events:

A. Execution and Delivery of the Exchange Transaction Agreement and Other Documentation. The Exchange Transaction Agreement, the Committed Holders’ consents to the Proposed Amendment and the Amended and Restated Stockholders Agreement (as defined below), in each case, on terms to be mutually agreed among the Companies, the Controlling Bondholders and the Kohlberg Stockholders and otherwise not inconsistent with the terms and conditions set forth in the Summary of Terms attached hereto as Annex A, shall have been validly executed and delivered by all of the other required parties thereto.

B. Consummation of the Restructuring Transactions. At or before the Closing, the Companies shall have consummated each of the following transactions: (1) an amendment to (or replacement of) the ABL Facility (the “ABL Facility Amendment”) on terms reasonably acceptable to the Majority Bondholders holding a majority of the principal amount of Existing Notes then held by all of the Majority Bondholders (the “Controlling Bondholders”), (2) an amendment to (or replacement of) the Metals Facility (the “Metals Facility Amendment”) on terms reasonably acceptable to Controlling Bondholders, (3) entry by AGY into a new term loan agreement with one or more of the Majority Bondholders or their affiliates providing for borrowings of an aggregate principal amount of $15,000,000 (the “New Term Loan”) on terms (including as to the use of proceeds) to be mutually agreed by the parties thereto and otherwise not inconsistent with the Summary of Terms attached hereto as Annex A (it being understood that each of the Majority Bondholders shall be given the opportunity to fund a portion of the New Term Loan pro rata with its ownership of the Existing Notes) and (4) entry by AGY into a new intercreditor agreement with the lenders party to the ABL Facility Amendment to replace the existing Intercreditor Agreement, dated as of October 25, 2006, among AGY, AGY Aiken LLC, AGY Huntingdon LLC, KAGY UBS AG, Stamford Branch, as collateral agent, and US Bank, as trustee and noteholder collateral agent (the “New Intercreditor Agreement”) on terms not inconsistent with the Summary of Terms attached hereto as Annex A and otherwise reasonably acceptable to the Controlling Bondholders. The transactions described in (1) through (4) of this Paragraph 5.B., the Exchange Transaction, the Proposed Amendments and the Amended and Restated Stockholders Agreement are referred to herein collectively as the “Restructuring Transactions.”

C. Accuracy of the Representations and Warranties of the Companies. The representations and warranties of the Companies set forth in this Agreement as of the date hereof and as of the closing date shall be true and correct in all material respects.

D. Participation Condition. The holders of at least 97% of the outstanding amount of the Existing Notes as of the date hereof shall have agreed to participate in the Exchange Transaction or Exchange Offer (the “Participation Condition”); provided that (1) if the Exchange Offer is consummated concurrently with (or in lieu of) the Exchange Transaction, the participation by holders of Existing Notes in the Exchange Offer shall be treated for purposes of determining the satisfaction of the Participation Condition as if such holders of Existing Notes had participated in the Exchange Transaction; and (2) the Participation Condition may be waived by the Controlling Bondholders.

E. Timing Condition. The conditions set forth in subsections (A) through (D) of this Paragraph 5 shall have been satisfied or waived (by each party) and the Closing shall occur on or before the earlier of (1) July 15, 2013, and (2) the occurrence of an Acceleration Event (as defined in Paragraph 11.C.).

Notwithstanding anything to the contrary herein, no party may rely on the failure of any condition set forth in this Paragraph 5 to be satisfied to the extent such failure was proximately caused by such party’s (or its affiliate’s) breach of any provision of this Agreement.

6. Representations of Each Party. Each party hereby represents and warrants to the other parties to this Agreement that:

A. it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

B. the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part.

C. the execution, delivery and performance by it of this Agreement does not and will not (i) violate any order, judgment or provision of law, rule or regulation applicable to it or its properties or (ii) conflict with, result in the breach of, or constitute (with due notice or lapse of time or both) a default under, any material contractual obligations to which it is a party or its certificate of incorporation, bylaws or other governing instruments, in each case except as would not reasonably be expected to have a material adverse effect on the Companies and their subsidiaries, taken as a whole.

D. assuming the due execution and delivery of this Agreement by the other parties, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, voidable preference, fraudulent conveyance and other similar laws relating to, or affecting, the rights of creditors or the obligations of debtors generally, and except as the same may be subject to the effect of general principles of equity.

7. Additional Representations, Warranties and Covenants of KAGY. KAGY hereby represents and warrants to the Committed Holders that:

A. Capitalization. (1) KAGY is authorized to issue 15,000,000 shares of common stock, par value $0.01 per share, of KAGY (“KAGY Common Stock”), of which 11,483,915 shares are issued and outstanding as of the date hereof.

(2) All of the issued and outstanding shares of the KAGY Common Stock are duly authorized and validly issued, fully paid and nonassessable.

(3) No other class of capital stock or other equity ownership interests of KAGY is authorized or outstanding.

(4) Except as set forth on Schedule 7.A.(4) and other than this Agreement, neither KAGY nor any of its subsidiaries has or is bound by any outstanding subscription, option, warrant, commitment, convertible security, or other security, right or binding agreement calling for the purchase, sale, grant, transfer or issuance of any shares of the KAGY Common Stock, common stock of such subsidiary or any other equity security of KAGY or such subsidiary or any securities representing the right to purchase or otherwise receive any shares of KAGY Common Stock, shares of common stock of such subsidiary or any other equity security of KAGY or such subsidiary.

(5) Except as set forth in Schedule 7.A.(5) hereto, (a) all subsidiaries of KAGY are 100% owned directly or indirectly by KAGY; and (b) neither KAGY nor any of its subsidiaries directly or indirectly owns any equity interest in any other entity.

B. Compliance with Laws. KAGY and each of its subsidiaries are operating and have operated in compliance, in all material respects, with all applicable laws and regulations.

C. No Material Adverse Change. Except as disclosed in AGY’s reports filed with the Securities and Exchange Commission prior to the date hereof or otherwise expressly contemplated by this Agreement or the Summary of Terms attached hereto as Annex A (including the underlying facts up to the date hereof giving rise to the proposed restructuring contemplated by this Agreement and the Summary of Terms attached hereto as Annex A), since December 31, 2012, there has not been any fact, development, change, event, circumstance or effect that is materially adverse to the assets, business, financial condition or results of operations of AGY and its subsidiaries, taken as a whole; provided, however, that none of the following shall in themselves (either alone or in combination) constitute, and none of the following shall be taken into account in determining whether there has been, any fact, development, change, event, circumstance or effect that is materially adverse to the assets, business, financial condition or results of operations of AGY and its subsidiaries, taken as a whole: (A) any fact, development, change, event, circumstance or effect that arises by reason of a deterioration in the financial markets, the economy or the industries in which AGY and its subsidiaries operate (whether in the United States or any foreign country in which they operate); (B) any fact, development, change, event, circumstance or effect that directly arises out of action taken by any of the Majority Bondholders or any of their respective affiliates; (C) any fact, development, change, event, circumstance or effect arising from any change in accounting requirements or principles or any change in applicable laws; or (D) any fact, development, change, event, circumstance or effect attributable to any acts of war involving the United States or, hostilities or terrorist activity involving the United States, including without limitation any continuation or material worsening of hostilities involving the combat of terrorism or other national security issues involving the United States; except, with respect to clauses (A), (C)

and (D), to the extent such fact, development, change, event, circumstance or effect has a disproportionate effect on the AGY and its subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which AGY and its subsidiaries operate.

D. No Undisclosed Liabilities. Except as set forth in AGY’s financial statements filed with the Securities and Exchange Commission prior to the date hereof, and except for liabilities and obligations expressly contemplated by this Agreement, the Restructuring Transactions or the Exchange Offer or incurred in the ordinary course of business since December 31, 2012, neither KAGY nor any of its subsidiaries (other than AGY Hong Kong, Ltd. and AGY Shanghai Technology Co., Ltd.) has undisclosed liabilities or obligations of any nature exceeding $10,000,000, in the aggregate, that (1) are required by United States generally accepted accounting principles to be set forth on a consolidated balance sheet of KAGY (a “GAAP Liability”) or (2) to the extent contingent in nature and not a GAAP Liability, are reasonably expected to result in an actual loss, damage or expenses to such entity (provided, however, that, for the avoidance of doubt, the amount of any such contingent liability used in determining the accuracy of the representations and warranties contained in this clause 7.D. shall be limited to such portion, if any, of such contingent liability that is reasonably expected to result in an actual loss, damage or expense to such entity).

E. Affiliate Transactions. Except for the Management Agreement dated as of April 7, 2006 by and among KAGY, AGY and Kohlberg & Company, LLC or otherwise as set forth in Schedule 7.E. hereto, neither KAGY nor any of its subsidiaries is a party to any contract, transaction or other binding arrangement (including any enterprise-level buying arrangement or sharing of discounts or no cost use) with, in favor or for the benefit of, or involving the making of any payment or transfer of assets to or guarantee of obligation of an affiliate, director, officer, or employee of KAGY or any of its subsidiaries (other than customary employment arrangements).

F. Brokers. No finder, broker or investment banker acting or who has acted on behalf of either Company in connection with the Restructuring Transactions is entitled to receive any commission or finder’s fee in connection with the Restructuring Transactions for which KAGY or any of its subsidiaries would be liable.

8. Additional Representations, Warranties and Covenants of the Committed Holders. Each of the Committed Holders, severally and not jointly, hereby represents and warrants to the Companies that:

A. Knowledge and Experience. Such Committed Holder does not require the assistance of an investment advisor or other representative to participate in the transactions contemplated by this Agreement, and such Committed Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its participation in such transactions, has the ability to bear the economic risks of its investment for an indefinite period of time, can afford the complete loss of its investment and recognizes that an investment in the Companies involves substantial risk.

B. Receipt of Information. Such Committed Holder has been furnished with all materials relating to the business, finances and operations of the Companies and their subsidiaries and materials relating to the Restructuring Transactions and the Exchange Offer that have been requested by such Committed Holder. Such Committed Holder has been afforded the opportunity to ask questions of the Companies and receive answers to such questions satisfactory to such Committed Holder. Such Committed Holder has sought such accounting, legal and tax advice as it has considered necessary and appropriate to enable such Committed Holder to evaluate the financial risk inherent in making an investment in the Companies.

C. Ownership; Authorization; Validity of Agreement. Such Committed Holder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or is irrevocably authorized by and is acting on behalf of a “beneficial owner,” of the principal amount of Existing Notes set forth in Schedule 1 across from the name of such Committed Holder and such Committed Holder does not own, beneficially or of record, or otherwise have any economic interest in any Existing Notes not listed on Schedule 1 across from such Committed Holder’s name.

D. Eligibility to Participate. Such Committed Holder is either (1) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, and an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, (2) not a “U.S. person” as defined in Rule 902 under the Securities Act, or (3) subject to the prior consent of the Company (not to be unreasonably withheld) an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

E. Reliance on Exemptions from Registration. Such Committed Holder understands that the New Notes and the Preferred Stock have not been and will not be registered under the Securities Act or any state securities laws and that the Companies are relying in part upon the truth and accuracy of such Committed Holder’s representations and warranties set forth herein in order to determine the availability of specific exemptions from registration under U.S. federal and state securities laws and the eligibility of the Committed Holders to acquire the New Notes and the Preferred Stock.

F. Investment Purpose. Such Committed Holder is acquiring the New Notes and Preferred Stock for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or an exemption therefrom.

G. Transfer or Resale. Such Committed Holder understands and acknowledges that, as a result of the fact that the New Notes and the Preferred Stock are not registered under the Securities Act, the New Notes and the Preferred Stock may not be offered for sale, sold, assigned or transferred unless such securities are registered or an exemption from the registration and prospectus delivery requirements of the Securities Act is available. Such Committed Holder acknowledges that there is no assurance that such an exemption from registration will ever be available or that the New Notes or Preferred Stock will ever be able to be sold. If such an exemption is available, the assignability and transferability of the New Notes and Preferred Stock will be governed by, among other things, the Amended and Restated Stockholders Agreement and applicable law. In addition, such Committed Holder understands that the Preferred Stock will not be eligible for book-entry transfer through the Depository Trust Company and the stock records in respect of such Preferred Stock will be maintained by KAGY or a transfer agent selected by KAGY.

H. Private Transaction. Such Committed Holder acknowledges and agrees that the New Notes and Preferred Stock are being offered in exchange for its Existing Notes in a private transaction, and that the Exchange Transaction is not subject to Regulation 14E under the Exchange Act.

I. Additional Notes Acquired. Such Committed Holder further agrees that any Existing Notes directly or indirectly acquired by such Committed Holder following the date of this Agreement and prior to the Closing shall be subject to the terms and conditions of this Agreement, and that all such Existing Notes shall be deemed “Committed Notes” for all purposes of this Agreement and shall be exchanged by such Committed Holder at the Closing. Such Committed Holder will notify the Companies promptly upon the acquiring beneficial ownership of any Existing Notes after the date hereof and the Companies shall, without the need for the consent or approval of any other party to this Agreement, amend Schedule 1 hereto to add the additional Existing Notes to such Schedule 1 across from such Committed Holder’s name, which additional Existing Notes shall be treated as Committed Notes of such Committed Holder for all purposes under this Agreement.

9. Fees. Concurrently with the execution of this Agreement, AGY will deposit into a trust account specified by Schulte Roth & Zabel LLP (“SRZ”) $250,000, to be held as a retainer in respect of the reasonable fees and expenses of SRZ incurred as counsel to the Majority Bondholders in connection with the Restructuring Transactions and the Exchange Offer (the “Retainer”). Promptly (but in any event within two business days) after the earliest to occur of (a) July 15, 2013 (to the extent that the Exchange Transaction has been abandoned on or prior to such date), (b) an Acceleration Event (as defined below) and (c) the Closing of the Exchange Transaction on the terms specified in this Agreement or as otherwise agreed by the Companies, the Kohlberg Stockholders and the Committed Holders, AGY will pay to SRZ the reasonable fees and expenses of SRZ incurred through the date of such payment as counsel to the Majority Bondholders in connection with the Restructuring Transactions and the Exchange Offer (with such payment first coming out of the Retainer and, to the extent of any additional amount payable in accordance with this Paragraph 9, by wire transfer from AGY out of the proceeds received by AGY under the New Term Loan); provided that, in the absence of the Closing, AGY’s payment obligations pursuant to this Paragraph 9 shall not exceed $1,000,000 in the aggregate, including, for the avoidance of doubt, any amounts paid out of the Retainer. To the extent any portion of the Retainer remains after payment has been made as required under this Paragraph 9, SRZ shall, and the Majority Bondholders shall instruct and cause SRZ to, return any such remaining amounts to AGY on the same date as (and as a condition to) payment to SRZ pursuant to this Paragraph 9.

10. Publicity; Confidentiality. Each Committed Holder consents to public disclosure of the contents of this Agreement (other than the principal amount of Existing Notes set forth in Schedule 1 across from the name of each Committed Holder unless such disclosure is required by applicable law), including in a press release and in documents distributed in connection with the Restructuring Transactions or any subsequent public exchange offer or otherwise as required by applicable law; provided that the Companies shall give the Majority Bondholders a reasonably opportunity, to the extent practicable, to review and comment on any such public disclosure. Each Committed Holder agrees that it will not copy or reproduce any part of any materials (except (A) as permitted therein or to the extent such information has been publicly filed or (B) the definitive documentation in respect of the Restructuring Transactions and the Exchange Offer) received in connection with this Agreement, the Restructuring Transactions or the Exchange Offer or any other related transaction of the Companies or distribute or disclose any part of such materials or any of their contents (except as permitted therein).

11. Termination of this Agreement. If any of the following shall occur, all obligations of the Companies and the Committed Holders under this Agreement shall terminate (except to the extent specifically provided herein):

A. automatically, if the Closing does not occur on or before July 15, 2013.

B. upon receipt by the Companies of written notice from the Controlling Bondholders, if any of the Companies cease to pursue, in good faith, any of the Restructuring Transactions.

C. upon receipt by the Companies of written notice from the Controlling Bondholders, if UBS AG, UBS Securities LLC or DB Energy Trading LLC (or any of their successors-in-interest under the ABL Facility or the Metal Facility) exercises any remedies under the ABL Facility or the Metals Facility to accelerate the payment obligations thereunder or, in the case of the Metals Facility, the term of such Metals Facility expires without extension or forbearance (the occurrence of any such acceleration of payment obligations or expiration of the term of the Metals Facility without extension or forbearance, an “Acceleration Event”).

D. upon receipt by the Companies of written notice from the Majority Bondholders holding at least 75% of the principal amount of Existing Notes then held by all of the Majority Bondholders (the “Supermajority Bondholders”), if the terms of the New Notes, the Preferred Stock, the Proposed Amendments, the Amended and Restated Stockholders Agreement or any other terms of the Exchange Transaction, in each case as set forth in the Exchange Transaction Agreement, are inconsistent with the terms specified in the Summary of Terms attached hereto as Annex A and such inconsistent terms have not been approved by the Supermajority Bondholders (such approval not to be unreasonably withheld as to non-material inconsistencies so long as the inconsistent term is reasonable and customary for comparable transactions).

E. upon receipt by the Companies of written notice from the Majority Bondholders, if the Companies shall have materially breached any of their respective representations, warranties, covenants or agreements contained in this Agreement and, if such material breach is capable of being cured, such material breach has not been so cured within thirty (30) days following receipt by the Companies of written notice from the Controlling Bondholders describing in reasonable detail the nature of such material breach.

F. automatically, if any of the Companies or any of their wholly-owned subsidiaries (1) institutes, consents to the institution of, or requests institution of any voluntary case or proceeding under any provision or chapter of the Title 11 of the United States Code; (2) institutes, consents to, or requests the institution of any proceeding under any other similar foreign, federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation, winding up or reorganization or seeking any arrangement, adjustment, protection, relief or composition of its debts, or makes a general assignment for the benefit of its creditors; or (3) becomes the subject of any involuntary case or proceeding under any federal, state or foreign bankruptcy law, insolvency law or other similar law affecting creditors’ rights.

In the event of any termination of this Agreement under clause 11.B., 11.C., 11.D. or 11.E., the provisions of Paragraph 4 of this Agreement shall remain operative and in full force and effect until 5:00pm eastern time on the fourteenth day following the date of termination of this Agreement in accordance with such clause, at which time the obligations of the Committed Holders thereunder shall terminate.

12. Management Equity Incentive Plan. Each Committed Holder and each Kohlberg Stockholder hereby agrees to permit a new KAGY management equity incentive plan on terms to be mutually agreed with the Companies and the Kohlberg Stockholders, effective as of the Closing.

13. Additional Investment by Kohlberg Stockholders. Each Kohlberg Stockholder acknowledges and agrees that any Existing Notes purchased by such Kohlberg Stockholder must be exchanged in the Exchange Transaction and any Preferred Stock received by such Kohlberg Stockholder in the Exchange Transaction shall be exchangeable only for non-voting shares of common stock of KAGY and disregarded for the purposes of the designation of the KAGY board of directors under the Amended and Restated Stockholders Agreement.

14. No Prohibited Action. Notwithstanding anything to the contrary, nothing in this Agreement shall require any Committed Holder or any other entity to take any action that is prohibited or otherwise restricted by applicable law or regulation or by any order or direction of any court or any governmental body.

15. Rights and Obligations of the Committed Holders. Notwithstanding anything to the contrary in this Agreement: (A) the Majority Bondholders shall have the right to object to or oppose any proposed amendments, modifications or supplements to any agreements or documents in respect of the Restructuring Transactions that are inconsistent with the terms and conditions set forth in the Summary of Terms attached hereto as Annex A or in this Agreement and such inconsistent terms have not been approved by the Supermajority Bondholders (such approval not to be unreasonably withheld as to non-material inconsistencies so long as the inconsistent term is reasonable and customary for comparable transactions); (B) subject to the obligations of the Committed Holders under Paragraph 4, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair or restrict the ability of any Committed Holder to protect and preserve its rights, remedies and interests under the Existing Notes and the Existing Notes Indenture, including any such rights and remedies relating to any defaults or events of default or other events that may have occurred prior to the execution of this Agreement, any and all of its claims and causes of action against the Companies, or any liens or security interests it may have in any assets of the Companies; (C) without limiting clause (B) above in any way, if the obligations of the Committed Holders under this Agreement shall have been terminated in accordance with Paragraph 11, each Committed Holder reserves any and all of its respective rights, remedies and interests under the Existing Notes and the Existing Notes Indenture, applicable law and in equity; and (D) all obligations of each Committed Holder under this Agreement are several and not joint.

16. Duty to Notify. Prior to the earlier of the closing of the Restructuring Transactions and the termination of this Agreement in accordance with its terms, each party hereto shall notify the other parties promptly if any of the representations or warranties made by it in this Agreement cease to be true and correct in any respect.

17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE EXECUTED AND PERFORMED ENTIRELY IN SUCH STATE. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER.

18. Survival. Representations and warranties of the parties set forth in this Agreement shall expire upon the earlier of the consummation of the Restructuring Transactions and the termination of this Agreement in accordance with its terms. In addition, no party shall have the right to sue for breach of contract in respect of any representation or warranty of the other party (it being understood and agreed that such representations and warranties shall solely be used for purposes of the condition to the Closing set forth in Paragraph 5.C and the termination provision set forth in Paragraph 11.E.).

19. Miscellaneous. This Agreement constitutes the entire agreement between the Companies, the Kohlberg Stockholders and the Committed Holders with respect to the subject matter hereof. This Agreement is not intended to, and shall not, confer upon any person or entity other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. This Agreement may only be amended by a writing signed by all the parties hereto. Each party agrees that money damages would not be a sufficient remedy for any breach of this Agreement by any party and that each non-breaching party shall be entitled to specific performance or injunctive or other equitable relief as a remedy for any such breach and shall not be required to provide any bond or other security in connection therewith. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and that are not inconsistent with its terms. Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return a counterpart hereof, whereupon this Agreement, along with all counterparts, will become a binding agreement between the Companies and the Committed Holders in accordance with its terms.

Very truly yours,

[Committed Holders]

By:
Name:
Title:

By:
Name:
Title:

Address:

[Signature Page to Restructuring and Support Agreement]

Acknowledged and agreed:

KAGY HOLDING COMPANY, INC.

By:
Name:
Title:

AGY HOLDING CORP.

By:
Name:
Title:

Solely as to Numbered Paragraphs 12 and 13:

KOHLBERG PARTNERS V, L.P.
KOHLBERG INVESTORS V, L.P.
KOHLBERG TE INVESTORS V, L.P.
KOHLBERG OFFSHORE INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C.,
their general partner

By:
Name:
Title:

[Signature Page to Restructuring and Support Agreement]

Schedule 1

Existing Notes Beneficially Owned by the Committed Holders

Principal Amount of Existing Notes held ($):
BlackRock Kelso Capital Corporation
Barclays Multi-Manager Fund PLC
California Public Employees’ Retirement System
ASTRO Trust Series-Nomura High Yield Bond Fund
The GM Canada Domestic Trust
High Yield Corporate Bond Open Mother Fund
Industriens Pension Portfolio F.M.B.A., High Yield obligationer III
L-3 Communications Corporation Master Trust
Louisiana State Employees’ Retirement System
Montgomery County Employees’ Retirement System
Nomura Corporate Research and Asset Management Inc.
Nomura Multi Managers Fund II - US High Yield Bond
Nomura Funds Ireland - US High Yield Bond Fund
Nomura US Attractive Yield Corporate Bond Fund Mother Fund
Safety National Casualty Corporation
Stichting Pensioenfonds Hoogovens
The Regents of the University of California
COF II Bonds Acquisition, LLC
Tennenbaum Opportunities Partners V, LP
Tennenbaum Opportunities Fund VI, LLC
Special Value Continuation Partners, LP

Total:	$158,626,000

Annex A

SUMMARY OF TERMS

THIS SUMMARY OF TERMS IS FOR DISCUSSION PURPOSES ONLY, IS NOT LEGALLY BINDING AND SHOULD NOT BE READ AS COMMITTING ANY PARTY TO A TRANSACTION. ALL TERMS SET FORTH BELOW ARE SUBJECT TO DISCUSSION AND NEGOTIATION AND ONLY THE TERMS OF ANY DEFINITIVE AGREEMENT THAT MAY BE ENTERED INTO AMONG THE PARTIES WILL HAVE ANY BINDING EFFECT. THIS TERM SHEET DOES NOT PURPORT TO SET FORTH ALL THE MATERIAL TERMS AND CONDITIONS OF THE PROPOSED RESTRUCTURING, AND THE DEFINITIVE AGREEMENTS ARE EXPECTED TO HAVE ADDITIONAL TERMS NOT SPECIFIED IN THIS SUMMARY OF TERMS. THIS SUMMARY OF TERMS DOES NOT CONSTITUTE EITHER AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES.

Proposed Restructuring:	This Summary of Terms sets forth the terms of a proposed restructuring of the outstanding 11% Senior Second Lien Notes due 2014 (the “Existing Notes”) of AGY Holding Corp. (“AGY” or the “Company” and such restructuring, the “Restructuring”) on the basis of discussions among the Company, the investment funds managed by affiliates of Kohlberg Management V, LLC (collectively, “Kohlberg”) and Tennenbaum Capital Partners, LLC, Blackrock Kelso Capital Corporation, Saybrook Corporate Opportunity Fund II, L.P., Barclays Multi-Manager Fund PLC, California Public Employees’ Retirement System, ASTRO Trust Series-Nomura High Yield Bond Fund, The GM Canada Domestic Trust, High Yield Corporate Bond Open Mother Fund, Industriens Pension Portfolio F.M.B.A., High Yield obligationer III, L-3 Communications Corporation Master Trust, Louisiana State Employees’ Retirement System, Montgomery County Employees’ Retirement System, Nomura Corporate Research and Asset Management Inc., Nomura Multi Managers Fund II - US High Yield Bond, Nomura Funds Ireland - US High Yield Bond Fund, Nomura US Attractive Yield Corporate Bond Fund Mother Fund, Safety National Casualty Corporation, Stichting Pensioenfonds Hoogovens and The Regents of the University of California (collectively, the “Majority Bondholders”).

Exchange Transaction	AGY will, in a private transaction, (i) exchange outstanding Existing Notes for (A) shares of convertible participating preferred stock (the “Preferred Stock”) of KAGY Holding Company, Inc., the parent company of AGY (“KAGY”), having an aggregate initial issuance price (the “Issuance Price”) equal to (1) 50% of the principal amount of the Existing Notes so exchanged, plus (2) 50% of the accrued and unpaid interest on the Existing Notes so exchanged, (B) new 11% Senior Second Lien Notes (the “New Notes”) having substantially similar terms to the terms of the Existing Notes, except that the stated maturity of the New Notes shall be December 15, 2016 and the New Notes will be “144A-for-life”, in an aggregate principal amount equal to 50% of the aggregate principal amount of the Existing Notes so exchanged, and (C) cash (to be paid as accrued interest on the New Notes for the period from the last interest payment date on the Existing Notes through the date of exchange) in an amount equal to 50% of the accrued and unpaid interest on the Existing Notes so exchanged, and (ii) obtain the consent (the “Consent”) of holders of Existing Notes participating in the Exchange Transaction (as defined below) to certain proposed amendments to the indenture governing the Existing Notes to eliminate substantially all of the covenants, collateral and guarantee provisions and certain events of default currently applicable to the Existing Notes (the transactions contemplated by clauses (i) and (ii) above, the “Exchange Transaction”). Participation in the Exchange Transaction will be limited to the Majority Bondholders and certain other mutually agreeable holders of Existing Notes who are both “accredited investors” (as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) and “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and will require delivery of an exchange agreement and the Consent. As a condition to participating in the Exchange Transaction, each such holder shall agree to become party to the securityholders’ agreement of KAGY described under “Securityholders’ Agreement” below.

Annex A

Post-Closing Exchange Offer	Promptly following the closing of the Exchange Transaction, the Company will launch (on the same economic terms described in clauses (i)(A), (i)(B) and (i)(C) under “Exchange Transaction” above) an exchange offer (the “Exchange Offer”) offering the remaining holders of the Existing Notes who are both “accredited investors” (as defined in Regulation D under the Securities Act and “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or, in certain circumstances, an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act the opportunity to exchange their Existing Notes on such terms. As a condition to participating in the Exchange Offer, each such holder shall agree to become party to the securityholders’ agreement of KAGY described under “Securityholders’ Agreement” below.

Preferred Stock:	The KAGY Preferred Stock will not be registered under the Securities Act, will not be eligible for book-entry transfer through the Depository Trust Company and will have the following terms:

•       Dividends: Each share of Preferred Stock will accrue annual dividends at a rate per annum equal to 20% of the Issuance Price, compounded annually. The dividends shall, at KAGY’s option, be payable in cash or, in the absence of a cash payment, shall continue to accrue (and compound annually). In addition, all accrued and unpaid dividends shall be payable in cash at such time as the issuer declares a dividend on its common stock or upon a liquidation, dissolution, winding up or change of control (other than any such change of control which the holders of the Preferred Stock or Kohlberg acquires such control), whichever occurs first. In addition, the Preferred Stock will participate in any dividends payable in respect of the KAGY common stock on an as-converted basis.

•       Conversion: Each holder of shares of Preferred Stock will have the right, exercisable at any time, to convert all of the shares of Preferred Stock held by such holder, together with all accrued and unpaid dividends thereon through the date of such conversion, into shares of KAGY common stock at a rate of $[10.28] per share of KAGY common stock (subject to equity adjustment in the case of any stock split, stock dividend or other recapitalization transaction involving KAGY common stock), which conversion rate will result, immediately after the closing of the Restructuring, in the Preferred Stock being convertible into 51% of KAGY’s outstanding common stock (calculated after giving effect to such conversion and on a fully-diluted basis). In addition, all outstanding shares of Preferred Stock will automatically convert into shares of KAGY common stock at the then applicable conversion rate (1) in connection with the closing of an underwritten initial public offering listed on a national securities exchange resulting in gross proceeds of not less than $[—] (a “Qualifying IPO”), or (2) upon the written consent of holders of two-thirds of the then outstanding shares of the Preferred Stock.

•       Liquidation: In the event of a liquidation, dissolution or winding-up of KAGY, the holders of the Preferred Stock shall be entitled to receive in respect of each share of Preferred Stock, prior and in preference to the holders of KAGY’s common stock and the holders of any other class of KAGY stock ranking junior to the Preferred Stock, an amount equal to the greater of (a) the Issuance Price of such share of Preferred Stock plus the aggregate amount of all accrued and unpaid dividends thereon calculated through the date of such liquidation event; or (b) the amount that such holder of the Preferred Stock would have received had such share of the Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding-up.

• Voting: The Preferred Stock shall vote together with the KAGY common stock on an as-converted basis, and not as a separate class, except as required by law.

• Optional Redemption by KAGY: KAGY will have the right to redeem all (but not less than all) outstanding shares of Preferred Stock in connection with the closing of a

Annex A

Qualifying IPO, change of control transaction or other liquidation, dissolution or winding up (or otherwise with the proceeds from a refinancing transaction) at a price per share equal to the Issuance Price of such share of Preferred Stock plus all accrued and unpaid dividends thereon through the date of such redemption. KAGY shall provide the holders of the Preferred Stock with reasonable prior written notice of such redemption, and the holders of the Preferred Stock shall have the right to exercise their conversion rights described above for a reasonable period of time in advance of such specified redemption date.

•       Mandatory Redemption by KAGY: On December 31, 2020, KAGY shall offer to purchase for cash all outstanding shares of Preferred Stock for a price per share equal to the Issuance Price of such share of Preferred Stock plus all accrued and unpaid dividends thereon through the date of such redemption. Appropriate protections in the event KAGY fails to consummate such mandatory redemption to be negotiated.

Board of Directors:	Following the completion of the Restructuring, the KAGY Board of Directors (the “Board”) shall consist of five directors to be designated as follows:

a. Designees of the holders of Preferred Stock:

i. For so long as the outstanding Preferred Stock is convertible into at least 51% of KAGY common stock (on a fully-diluted basis), the holders of Preferred Stock shall have the right to designate three directors.

ii. For so long as the outstanding Preferred Stock is convertible into at least 25% but less than 51% of KAGY common stock (on a fully-diluted basis), the holders of Preferred Stock shall have the right to designate two directors.

iii. For so long as the outstanding Preferred Stock is convertible into at least 10% but less than 25% of KAGY common stock (on a fully-diluted basis), the holders of Preferred Stock shall have the right to designate one director.

iv. Allocation of the designation rights described above among the holders of Preferred Stock:

A. If (1) the holders of Preferred Stock have the right to designate three directors and (2) Tennenbaum Capital Partners, LLC and its affiliates (collectively, “Tennenbaum”) own at least the majority of the Preferred Stock issued to Tennenbaum at the closing of the Restructuring, Tennenbaum shall have the right to designate two directors.

B. If (1) the holders of Preferred Stock have the right to designate two directors and (2) Tennenbaum owns at least the majority of the Preferred Stock issued to Tennenbaum at the closing of the Restructuring, Tennenbaum shall have the right to designate one director.

C. If (1) the holders of Preferred Stock have the right to designate at least two directors and (2) Blackrock owns at least the majority of the Preferred Stock issued to Blackrock at the closing of the Restructuring, Blackrock shall have the right to designate one director.

D. If the holders of Preferred Stock have the right to designate only one director, such director shall be designated by Tennenbaum so long as Tennenbaum owns at least the majority of the Preferred Stock issued to it at the closing of the Restructuring.

E. To the extent clauses (A) through (D) above do not apply, the designees of the holders of Preferred Stock shall be designated by the majority in interest of the holders of the Preferred Stock.

Annex A

b. Designees of the Kohlberg entities that hold the shares of KAGY common stock (the “Kohlberg Stockholders”):

i. In the event that the outstanding Preferred Stock is convertible into less than 51% of KAGY common stock (on a fully-diluted basis), for so long as the Kohlberg Stockholders own at least 51% of KAGY common stock (on a fully-diluted basis), the Kohlberg Stockholders shall have the right to designate three directors.

ii. For so long as the Kohlberg Stockholders own at least 25% of KAGY common stock (on a fully-diluted basis) and clause (b)(i) is not applicable, the Kohlberg Stockholders shall have the right to designate two directors.

iii. For so long as the Kohlberg Stockholders own at least 10% but less than 25% of KAGY common stock (on a fully-diluted basis), the Kohlberg Stockholders shall have the right to designate one director.

c. To the extent that clauses (a) and (b) above do not result in the designation of at least two members of the Board, the party that has the right to designate the remaining director may designate additional directors to the Board. If neither the holders of the Preferred Stock nor the Kohlberg Stockholders have the right to designate a director to the Board, then the holders of a majority of the outstanding KAGY common stock (determined on an as-converted basis) shall have the right to designate the directors to serve on the Board. For the avoidance of doubt, the Board shall at no time consist of fewer than two directors.

There shall be proportionate representation amongst Preferred Stock holder designees, Kohlberg Stockholder designees and other designees for any committees of the Board (with such committee assignments to be determined by the members of the Board consistent with the foregoing). The members of the Board shall benefit from customary waiver of fiduciary duties provision consistent with §102(b)(7) of the Delaware General Corporation Law and waiver of corporate opportunity doctrine, as well as customary indemnification/exculpation provisions consistent therewith and shall participate equally in any board, committee or similar fees or expense reimbursement. KAGY shall maintain D&O insurance in amounts and otherwise on terms reasonably satisfactory to the Board.

Each party to the securityholders’ agreement, including the Majority Bondholders and the Kohlberg Stockholders, will agree to vote in favor of the election of directors as described above.

Board Observer:	Chief executive officer of KAGY shall be appointed the Board observer.

Securityholders’ Agreement:	At the closing of the Restructuring, the existing stockholders’ agreement of KAGY shall be terminated, and KAGY, the holders of the Existing Notes party to the Exchange Transaction (or exchanging Existing Notes in the Exchange Offer) and the Kohlberg Stockholders will enter into a securityholders’ agreement containing customary terms (including drag-along rights, tag-along rights and preemptive rights) to be mutually agreed. In addition, the securityholders’ agreement will include (1) a voting agreement as contemplated above under “Board of Directors”, (2) an agreement by the Kohlberg Stockholders not to purchase any shares of Preferred Stock following the consummation of the Exchange Transaction, and (3) a right of first refusal in favor of the Majority Bondholders in respect of any proposed purchase by the Kohlberg Stockholders of outstanding shares of KAGY common stock. The securityholders’ agreement will also provide that, without the consent of each Kohlberg Stockholder, neither KAGY nor the Company shall initiate a change of control or other sale transaction (other than customary

Annex A

and mutually agreed exceptions involving remedies for payment defaults and other material defaults under the New Notes that have not been cured within the applicable cure period or in connection with a bankruptcy proceeding): (i) on or prior to December 31, 2014 or otherwise in violation of a mutually-acceptable customary restrictions on transactions with affiliates to be set forth in the securityholders’ agreement); (ii) during 2015, if last twelve month EBITDA of the Company (as of the most recently completed fiscal quarter) (the “LTM EBITDA”) exceeds: (A) $31.25 million as of March 31, 2015, (B) $32.5 million as of June 30, 2015, (C) $33.75 million as of September 30, 2015 or (D) $35 million as of December 31, 2015; and (iii) during 2016, if the LTM EBITDA exceeds $35 million (it being acknowledged and agreed that the Kohlberg Stockholders’ consent rights described in clauses (ii) or (iii) above shall terminate and be of no further legal effect as soon as any of the LTM EBITDA thresholds set forth in any of the subclauses (A)–(D) of clause (ii) above is missed). Notwithstanding the foregoing, the consent of the Kohlberg Stockholders will not be required in connection with a change of control or other sale transaction occurring after July 1, 2015 if such transaction generates at least $30 million of cash proceeds to KAGY’s common stockholders and, prior to such transaction, such common stockholders have had the opportunity to pursue a refinancing that would provide for full repayment of any outstanding New Notes and full payment in respect of the Preferred Stock (including all accrued and unpaid dividends thereon). In connection with any drag-along transaction, dragged stockholders, including Kohlberg Stockholders, agree to vote, to the extent necessary, their shares of KAGY common stock in favor of such transaction.

New Debt:	One or more of the Majority Bondholders will provide $15 million of new term debt due 2016 and, in any event, not earlier than 91 days after the maturity of the ABL (the “New Debt”) bearing interest at a rate of 12% per annum and otherwise on the terms to be mutually agreed (which shall be substantially similar to the New Notes, other than as to seniority in right of security, and contain certain covenants customary and appropriate for debt senior in right of security to the New Notes (but not including, for the avoidance of doubt, any financial maintenance covenants)). Each of the Majority Bondholders shall be given the opportunity to participate in any syndication of the New Debt, pro rata with its ownership of the Existing Notes. The New Debt will rank junior in right of security to the ABL and senior in right of security to the New Notes. The proceeds of the New Debt shall be used for a voluntary pre-payment of the ABL in an amount to be mutually agreed by the Majority Bondholders and AGY and payment of the Restructuring closing costs.

Additional Kohlberg Investment:	Subject to compliance with applicable securities laws, Kohlberg may purchase Existing Notes in open market transactions; provided, however, that any such Existing Notes purchased by Kohlberg must be exchanged in the Exchange Transaction and any Preferred Stock received by Kohlberg in the Exchange Transaction will be exchangeable only for non-voting shares of common stock of KAGY and disregarded for the purposes of the thresholds opposite the heading “Board of Directors.”

Restructuring Support Agreement:	If the holders of more than 50% of the outstanding principal amount of Existing Notes desire to pursue the Restructuring, each of the Majority Bondholders will enter into a restructuring support agreement with AGY pursuant to which they will agree to work expeditiously to consummate the Exchange Transaction on the terms described in this Summary of Terms (and provide the Consent) with respect to all of the Existing Notes currently owned or hereafter acquired and will also agree, prior to consummation of the Exchange Transaction, not to transfer or otherwise dispose of any Existing Notes (except to each other or their affiliates who are party to, or otherwise enter into, a restructuring support agreement prior to such transfer). The closing of the Exchange Transaction shall be conditioned upon, among other things, (a) an extension of the Master Lease (as defined below); and (b) an amendment to the ABL consenting to the New Debt and the Exchange Transaction and providing that the maturity of the ABL shall be no earlier than June 15,

Annex A

2016 (or, alternatively, the refinancing of the ABL). The Majority Bondholders’ obligations under the Restructuring Support Agreement shall be subject to a “drop-dead” date, which shall be the earlier of (a) July 15, 2013 and (b) the first date on which UBS AG, UBS Securities LLC or DB Energy Trading LLC exercises any remedies under the ABL (as defined below) or the Master Lease (as defined below) to accelerate the payment obligations thereunder or, in the case of the Master Lease, the term of such Master Lease expires without extension or forbearance (such earlier date, the “Drop-Dead Date”). In addition, the restructuring support agreement will provide that (1) for so long as AGY and one or more of the Majority Bondholders continue to pursue the Restructuring in good faith, each of the Majority Bondholders will direct the Existing Notes trustee to forbear from exercising its rights under the indenture governing the Existing Notes with respect to any event of default arising out of or resulting from (x) failure to make any interest payment that may come due and (y) failure to pay any amount due under the Second Amended and Restated Loan and Security Agreement dated as of June 15, 2012, as amended, among AGY, AGY Aiken LLC, AGY Huntingdon LLC, UBS AG, Stamford Branch, UBS Securities LLC and the lenders party thereto from time to time (the “ABL”) or the Amended and Restated Master Lease Agreement dated as of July 25, 2012, among AGY, AGY Aiken LLC, AGY Huntingdon LLC and DB Energy Trading LLC (the “Master Lease”), (2) on the earlier of the successful consummation of the Restructuring or the Drop Dead Date, AGY will pay the reasonable fees and expenses of Schulte Roth & Zabel (“SRZ”) incurred as counsel to the Majority Bondholders subject to a mutually agreed cap (with an appropriate retainer to be funded by AGY to a trust account specified by SRZ in advance), and (3) for so long as at least [—] shares of Preferred Stock remain outstanding, KAGY and the Company will accrue and defer payment of the annual management fee otherwise payable under the Management Agreement (the “Management Agreement”), dated as of April 7, 2006 by and among KAGY, the Company and Kohlberg. The Management Agreement shall be terminated at the closing of the Restructuring (except as to the obligation to pay the accrued and unpaid management fees as of such termination date); provided, however, that any such management fees accrued thereunder as of the closing date shall be made subordinate to the ABL, the New Notes, the New Debt and the Preferred Stock. In addition, to the extent that KAGY or any of its subsidiaries enters into a management or advisory agreement with any holder of Preferred Stock (or any affiliate thereof) providing for the payment of any fee or other amount, Kohlberg shall be entitled to a proportionate payment based upon the number of directors then designated by the Kohlberg Stockholders in relation to the total number of directors then constituting the Board.

The parties acknowledge and agree that additional details regarding the method for effecting the Restructuring on the terms outlined in this Summary of Terms remain to be agreed among the parties to take into account, among other items, applicable tax and securities law considerations. The parties agree to negotiate in good faith to reach agreement on such additional details in order to effect the Restructuring.

Annex B

Form of Joinder

The undersigned hereby agrees, effective as of the date hereof, to comply with all obligations of the “Committed Holders” contained in that certain Restructuring and Support Agreement, dated May     , 2013 (the “Agreement”), by and among the Committed Holders (as defined therein), KAGY Holding Company, Inc., AGY Holding Corp. and the other signatories thereto, and the undersigned shall, effective as of the date hereof, join the Agreement as a Committed Holder thereunder and be deemed to be bound by the terms and provisions of the Agreement as if the undersigned had been a “Committed Holder” originally named in the Agreement.

The address and facsimile number to which notices may be sent to the undersigned is as follows:

Address:

Facsimile No.:

Date:
Name:

Principal Amount of Existing Notes held:

$